Exhibit 10.1

AMENDMENT NO. 4

TO

CREDIT AGREEMENT

THIS AMENDMENT NO. 4 TO CREDIT AGREEMENT, dated as of November 8, 2019 (this “Agreement”), is entered into by and between SOUTHWEST IOWA RENEWABLE ENERGY, LLC, a limited liability company organized and existing under the laws of Iowa (the “Company”), FARM CREDIT SERVICES OF AMERICA, FLCA, a federally-chartered instrumentality of the United States (“Lender”), and COBANK, ACB, a federally-chartered instrumentality of the United States (“CoBank”), in its capacity as Cash Management Provider and Agent. Capitalized terms not defined herein shall have the meanings set forth in the Existing Credit Agreement.

BACKGROUND:

WHEREAS, the Company, Lender and CoBank are parties to a Credit Agreement dated as of June 24, 2014, Amendment No. 1 to Credit Agreement dated as of February 11, 2015, Amendment No. 2 to Credit Agreement dated as of February 11, 2015 and Amendment No. 3 to Credit Agreement dated as of January 25, 2016 (as the same may from time to time be amended, restated, modified or otherwise supplemented, collectively the “Existing Credit Agreement”), and the other Loan Documents;

WHEREAS, the Company has requested that, as of the Effective Date, the Existing Credit Agreement be amended as herein provided; and

WHEREAS, Lender and CoBank are willing, subject to the terms and conditions hereinafter set forth, to make such amendments;

NOW, THEREFORE, in consideration of the agreements herein contained, the parties hereby agree as follows:

ARTICLE 1        Definitions.

1.1         Certain Definitions. The following terms when used in the Agreement shall have the following meanings:

“Agreement” is defined in the preamble to this Agreement.

“CoBank” is defined in the preamble to this Agreement.

“Company” is defined in the preamble to this Agreement.

“Effective Date” is defined in Article 4.

“Existing Credit Agreement” is defined in the first recital to this Agreement.

“First Amended and Restated Revolving Term Note” is defined in Section 2.2 of this Agreement.

“First Amended and Restated Term Note” is defined in Section 2.1 of this Agreement.

“Lender” is defined in the preamble to this Agreement.

1.2         Other Definitions. Unless otherwise defined or the context otherwise requires, terms used herein (including in the preamble and recitals hereto) have the meanings provided for in the Existing Credit Agreement.

ARTICLE 2         Amendments.

Effective on (and subject to the occurrence of) the Effective Date, the Existing Credit Agreement is amended as follows:

2.1         Term Note.  The Term Note referenced in Section 2.1(a) of the Existing Credit Agreement, and attached to the Existing Credit Agreement as Exhibit A, has been amended and restated in its entirety and is in the form attached hereto as Exhibit A, the terms and provisions of which are incorporated into the Existing Credit Agreement by reference and made a part thereof (the “First Amended and Restated Term Note”).

2.2        Revolving Term Note.  The Revolving Term Note referenced in Section 2.2(b) of the Existing Credit Agreement, and attached to the Existing Credit Agreement as Exhibit B, has been amended and restated in its entirety and is in the form attached hereto as Exhibit B, the terms and provisions of which are incorporated into the Existing Credit Agreement by reference and made a part thereof (the “First Amended and Restated Revolving Term Note”).

2.3         Amendment to Section 2.1 of the Existing Credit Agreement.  Section 2.1 of the Existing Credit Agreement is hereby amended by deleting Section 2.1 in its entirety and substituting the following Section 2.1 in its place:

“2.1         The Term Loan. Lender agrees to make a term loan to the Company in a principal amount not to exceed the Term Loan Amount set forth in the Term Note (the “Term Loan”) upon the request of the Company made in accordance with the terms of the Term Note and this Agreement; provided, however, that the Term Loan shall be made in a single advance on or before the Term Loan Availability Expiration Date.

(a)          The Term Note.  The Term Loan shall be evidenced by a promissory note of the Company, substantially in the form of Exhibit A hereto and otherwise in form and substance satisfactory to Agent, payable to the order of Lender (as amended, restated, modified, supplemented, replaced, refinanced or renewed from time to time, the “Term Note”).  The terms and provisions of the Term Note are incorporated herein by reference and made a part hereof.  In the event of irreconcilable inconsistency between the terms hereof and the terms of the Term Note, the terms of the Term Note shall control.

(b)          Payments.  All principal, interest and fees outstanding under the Term Loan shall be due and payable pursuant to the Term Note except to the extent otherwise provided for in this Agreement.

(c)          Readvancement.  The principal amount of $30,000,000 was originally advanced to the Company on June 24, 2014 under the Term Note dated as of June 24, 2014 by the Company to the order of the Lender in the original principal amount of $30,000,000.  Such principal amount, together with all accrued and unpaid interest thereon, was repaid in full on September 20, 2019.  Notwithstanding the foregoing, as of November 8, 2019, the Lender is making the Term Loan Amount available to the Company under the Term Note.”

2.4        Amendment to Section 3.3 of the Existing Credit Agreement.  Section 3.3 of the Existing Credit Agreement is hereby amended by deleting Section 3.3 in its entirety and substituting the following Section 3.3 in its place:

“3.3        LIBOR Rate and LIBOR Index Rate Unascertainable; Illegality; Etc.

(a)          Unascertainable.  If, on any date on which a LIBOR Rate or LIBOR Index Rate would otherwise be determined, Agent shall have determined that:

(i)	adequate and reasonable means do not exist for ascertaining such LIBOR Rate or LIBOR Index Rate, or

(ii)	a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the LIBOR Rate or LIBOR Index Rate,

then in either case Lender shall have the rights specified in Section 3.3(c).

(b)          Illegality.  If at any time Agent shall have determined that the making, maintenance or funding of any Loan to which the LIBOR Option or LIBOR Index Option applies has been made impracticable or unlawful by compliance by Agent in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), then Agent shall have the rights specified in Section 3.3(c).

(c)         Lender and Agent’s Rights.  In the case of an event specified in Section 3.3(a) or 3.3(b), Agent shall so notify the Company thereof, and in the case of an event specified in Section 3.3(b), such notice shall describe the specific circumstances of such event.  Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of Lender to allow the Company to select, convert to or renew a LIBOR Option or LIBOR Index Option shall be suspended until Agent shall have later notified the Company of Agent’s determination that the circumstances giving rise to such previous determination no longer exist.  If at any time Agent makes a determination under Section 3.3(a) and the Company has previously notified Agent of its selection of, conversion to or renewal of a LIBOR Option or LIBOR Index Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Effective Prime Rate with respect to such Loans.  If Agent notifies the Company of a determination under Section 3.3(b), the Company shall, subject to the Company’s indemnification Obligations under Section 3.4, as to any Loan of the Company to which a LIBOR Option or LIBOR Index Option applies, as applicable, on the date specified in such notice either convert such Loan to the Effective Prime Rate with respect to such Loan or prepay such Loan in accordance with Section 2.6.  Absent due notice from the Company of conversion or prepayment, the interest rate on such Loan shall automatically be converted to the Effective Prime Rate with respect to such Loan upon such specified date.

(d)          LIBOR Replacement Rate.   Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, but without limiting Section 3.3(a) above, if the Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), or the Company or the Lender notifies the Agent (with in the case of the Lender, a copy to the Company) that the Company or the Lender (as applicable) shall have determined (which determination likewise shall be final and conclusive and binding upon all parties hereto), that (i) the circumstances described in Section 3.3(a)(i) have arisen and that such circumstances are unlikely to be temporary, (ii) the relevant administrator of the LIBOR Rate or LIBOR Index Rate or a governmental authority having or purporting to have jurisdiction over the Agent has made a public statement identifying a specific date after which the LIBOR Rate or LIBOR Index Rate shall no longer be made available, or used for determining interest rates for loans in the applicable currency (such specific date, the “LIBOR Scheduled Unavailability Date”), or (iii) syndicated credit facilities among national and/or regional banks active in leading and participating in such facilities currently being executed, or that include language similar to that contained in this Section 3.3(d), are being executed or amended (as applicable) to incorporate or adopt a new interest rate to replace the LIBOR Rate or LIBOR Index Rate for determining interest rates for loans in the applicable currency, then, reasonably promptly after such determination by the Agent or receipt by the Agent of such notice, as applicable, the Agent and the Company may amend this Agreement and the Notes to replace the LIBOR Rate or LIBOR Index Rate with an alternate rate of interest, giving due consideration to any evolving or then existing convention for similar Dollar denominated syndicated credit facilities for such alternative rates of interest (any such proposed rate, a “LIBOR Replacement Rate”), and make such other related changes to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Agent, to effect the provisions of this Section 3.3(d) (provided, that any definition of the LIBOR Replacement Rate shall specify that in no event shall such LIBOR Replacement Rate be less than zero for purposes of this Agreement).  The LIBOR Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Agent, such LIBOR Replacement Rate shall be applied as otherwise reasonably determined by the Agent (it being understood that any such modification to application by the Agent made as so determined shall not require the consent of, or consultation with, the Lender).  For the avoidance of doubt, the parties hereto agree that unless and until a LIBOR Replacement Rate is determined and an amendment to this Agreement is entered into to effect the provisions of this Section 3.3(d), if the circumstances under clauses (i) and (ii) of this Section 3.3(d) exist, the provisions of Section 3.3(a) and 3.3(c) shall apply.”

2.5         Amendment to Section 7.7 of the Existing Credit Agreement. Section 7.7 of the Existing Credit Agreement is hereby amended by deleting Section 7.7 in its entirety and substituting the following Section 7.7 in its place:

“7.7         Dividends and Related Distributions.

(a)          The Company shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests or on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests, except dividends or other distributions payable by the Company to its members holding limited liability company interests with respect to any fiscal year of the Company; provided, that (i) the aggregate amount of such payments with respect to any fiscal year of the Company does not exceed 50% of the net income of the Company for such fiscal year, (ii) the Company has delivered its audited financial statements for such fiscal year to Agent in accordance with Section 6.1(b) and (iii) no Event of Default or Default has occurred or would result therefrom.

(b)         Notwithstanding the restrictions set forth in Section 7.7(a), the Company shall be permitted to make or pay additional dividends or other distributions to its members holding limited liability company interests; provided, that (i) the Company has delivered its audited financial statements for the most recently-completed fiscal year to Agent in accordance with Section 6.1(b), (ii) no Event of Default or Default has occurred or would result therefrom (on a pro-forma basis after giving effect to any dividend or other distribution proposed to be made pursuant to this Section 7.7(b)), (iii) the net income of the Company was $1 or more for the most recently-completed fiscal year, (iv) the Company reasonably projects that the net income of the Company will be $1 or more for the then-current fiscal year and (v) the Working Capital of the Company was $30,000,000 or more as of the last day of the most recently-reported fiscal year, is $30,000,000 or more as of the time any dividend or other distribution is proposed to be made pursuant to this Section 7.7(b) and will be $30,000,000 or more immediately after any dividend or other distribution is actually made pursuant to this Section 7.7(b).

(c)        Notwithstanding the restrictions set forth in Section 7.7(a), SIRE DISC, Inc. shall be permitted to make or pay dividends or other distributions to the Company.

(d)         Notwithstanding the restrictions set forth in Section 7.7(a) and (b), the Company shall be permitted to repurchase Class C and Class A membership units of the Company owned by ICM Investments, Inc. for the amount of $11,093,146 (the “ICM Unit Repurchase”) and to use proceeds from the Term Loan and/or the Revolving Term Loan for such purpose.”

2.6          Amendment to Article 8 of the Existing Credit Agreement.  Article 8 of the Existing Credit Agreement is hereby amended by deleting Article 8 in its entirety and substituting the following Article 8 in its place:

“ARTICLE 8       Financial Covenants.

8.1          Working Capital.  The Company will maintain the Working Capital of the Consolidated Group at not less than $20,000,000, measured as of the last day of each calendar month.

8.2          [Intentionally Omitted].

8.3          Debt Service Coverage Ratio.  The Company will not permit the Debt Service Coverage Ratio of the Consolidated Group to be less than 1.20 to 1.00, measured as of the last day of each fiscal year of the Company.”

2.7         Amendment to Section A of Annex A of the Existing Credit Agreement.  Section A of Annex A of the Existing Credit Agreement is hereby amended by deleting the following defined terms and substituting the following defined terms in their place:

““Debt Service Coverage Ratio” means, with respect to any Person as of any date of determination, the following (all as calculated for the most recently completed fiscal year in accordance with GAAP consistently applied): (1) net income (after taxes), plus any amount which, in the determination of net income, has been deducted for depreciation and amortization expense and any non-recurring non-cash charges, losses or expenses approved by Agent, minus any amount which, in the determination of net income, has been added for any non-cash income or gains (including non-cash income or gains on dividends received) and any extraordinary, unusual or non-recurring income or gains (including income or gains on asset sales); divided by (2) $7,500,000.”

““LIBOR Index Rate” means a rate (rounded upward to the nearest 1/100th and adjusted for reserves required on “Eurocurrency Liabilities” (as hereinafter defined) for banks subject to “FRB Regulation D” (as hereinafter defined) or required by any other federal law or regulation) per annum equal at all times to the LIBOR Index Spread plus the higher of: (a) zero percent (0.000%); or (b) the rate reported at 11:00 a.m. London time for the offering of one (1)-month U.S. dollars deposits, by Bloomberg Information Services (or on any successor or substitute service providing rate quotations comparable to those currently provided by such service, as determined by Agent from time to time, for the purpose of providing quotations of interest rates applicable to dollar deposits in the London interbank market) on the first “U.S. Banking Day” (as hereinafter defined) in each week, with such rate to change weekly on such day. The rate shall be reset automatically, without the necessity of notice being provided to the Company or any other party, on the first “U.S. Banking Day” of each succeeding week, and each change in the rate shall be applicable to all balances subject to this option. Information about the then-current rate shall be made available upon telephonic request.  For purposes hereof: (1) “U.S. Banking Day” shall mean a day on which Agent is open for business and banks are open for business in New York, New York; (2) “Eurocurrency Liabilities” shall have the meaning as set forth in “FRB Regulation D”; and (3) “FRB Regulation D” shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.”

““LIBOR Rate” means, with respect to the Loans to which the LIBOR Option applies for any Interest Period, a fixed annual rate equal to the LIBOR Rate Spread plus (i) the higher of: (a) zero percent (0.000%); or (b) the rate of interest determined by Agent at which deposits in U.S. dollars for the relevant Interest Period are offered based on information published by Bloomberg Information Services (or on any successor or substitute service providing rate quotations comparable to those currently provided by such service, as determined by Agent from time to time, for the purpose of providing quotations of interest rates applicable to dollar deposits in the London interbank market) as of 11:00 a.m. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period, divided by (ii) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors of the Federal Reserve System) which are required to be maintained by a member bank of the Federal Reserve System (including, basic, supplemental, marginal, and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Official Body having jurisdiction with respect thereto, as now and from time to time in effect) (as in effect on any day, the “LIBOR Reserve Percentage”); such rate to be rounded upward to the next whole multiple of 0.01 percent.  The LIBOR Rate may also be expressed by the following formula:

London interbank offered rates presented by

LIBOR Rate	=	Reuters Screen LIBOR01 page or appropriate substitute

1.00 - LIBOR Reserve Percentage

The LIBOR Rate shall be adjusted with respect to any Loan to which the LIBOR Option applies that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date.  Agent shall provide notice to the Company of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive and binding upon the Company absent manifest error.”

2.8         Amendment to Section A of Annex A of the Existing Credit Agreement.  Section A of Annex A of the Existing Credit Agreement is hereby amended by adding the following defined terms in alphabetical order:

“ICM Unit Repurchase” is defined in Section 7.7(d).

“LIBOR Replacement Rate” is defined in Section 3.3(d).

“LIBOR Scheduled Unavailability Date” is defined in Section 3.3(d).

“Effective Prime Rate” means the Prime Rate plus a spread of 0.25% per annum.

“Prime Rate” means a variable rate of interest per annum equal to the “U.S. prime rate” as reported on such day in the Money Rates Section of the Eastern Edition of The Wall Street Journal, or if the Eastern Edition of The Wall Street Journal is not published on such day, such rate as last published in the Eastern Edition of The Wall Street Journal. In the event the Eastern Edition of The Wall Street Journal ceases to publish such rate or an equivalent on a regular basis, the Administrative Agent shall notify the Borrower and the Agent and the Company will agree upon a substitute regularly published average prime rate to be used to determine the “Prime Rate”.  Any change in Prime Rate shall be automatic, without the necessity of notice provided to the Borrower or any other Obligor.

2.9         Amendment to Section A of Annex A of the Existing Credit Agreement.  Section A of Annex A of the Existing Credit Agreement is hereby amended by deleting the defined term “Local Net Worth” in its entirety.

2.10       Amendment to Section C of Annex A of the Existing Credit Agreement.  Section C of Annex A of the Existing Credit Agreement is hereby amended by deleting Section C of Annex A in its entirety and substituting the following Section C of Annex A in its place:

“C.         Accounting Principles.  Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Article 8 (and all defined terms used in the definition of any accounting term used in such Article) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the Statements referred to in Article 5.  In the event of any change after the date hereof in GAAP, and if such change would affect the computation of any of the financial covenants set forth in Article 8, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with the Company’s financial statements at that time, provided that, until so amended, such financial covenants shall continue to be computed in accordance with GAAP prior to such change therein.  Notwithstanding any provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use ) as a Capital Lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2017.”

2.11       Amendment to Compliance Certificate Exhibit.  Exhibit C to the Existing Credit Agreement has been amended and restated in its entirety and is in the form attached hereto as Exhibit C.

ARTICLE 3         Representations and Warranties.

In order to induce Lender and CoBank to make the amendments provided for in Article 2, the Company hereby (a) represents and warrants that (i) each of the representations and warranties of the Company contained in the Existing Credit Agreement and in the other Loan Documents are true and correct in all material respects on and as of the date hereof, except that such representations and warranties (A) that relate solely to an earlier date shall be true and correct in all material respects as of such earlier date and (B) shall be true and correct in all respects to the extent they are qualified by a materiality standard and (ii) no Default or Event of Default has occurred and is continuing; and (b) agrees that the incorrectness in any respect of any representation and warranty contained in the preceding clause (a) shall constitute an immediate Event of Default. Without limiting the foregoing, the Company hereby (x) ratifies and confirms all of the terms, covenants and conditions set forth in the Loan Documents and hereby agrees that it remains unconditionally liable to Lender and CoBank in accordance with the respective terms, covenants and conditions set forth in the Loan Documents, and all Collateral in favor of Lender and CoBank continues unimpaired and in full force and effect, and (y) waives all defense, claims, counterclaims, rights of recoupment or set-off against any of its obligations.

ARTICLE 4         Conditions to Effectiveness.

This Agreement shall become effective on such date (the “Effective Date”) when the following conditions have been satisfied:

4.1         Representations and Warranties. The representations and warranties made by the Company pursuant to Article 3 as of the Effective Date shall be true and correct.

4.2         Notes.  CoBank shall have received a duly executed First Amended and Restated Term Note and First Amended and Restated Revolving Term Note.

4.3         Legal Opinion.  A written opinion of counsel for the Company, dated no later than the Effective Date, in form and substance and from counsel reasonably satisfactory to Agent.

4.4         Other Requests. CoBank shall have received such other certificates, instruments, documents, agreements, information and reports as may be requested by CoBank, in form and substance satisfactory to CoBank.

4.5         Payment of Fees and Expenses.  The Company shall have paid all fees and expenses of CoBank and the Lending Parties, if any, payable on or before the Effective Date as required by this Agreement or any other Loan Document, including the fees described in the fee letter executed between the Company and CoBank in connection with this Agreement.

ARTICLE 5         Miscellaneous.

5.1         Loan Document Pursuant to Existing Credit Agreement.   This Agreement is a Loan Document executed pursuant to the Existing Credit Agreement. Except as expressly amended hereby, all of the representations, warranties, terms, covenants and conditions contained in the Existing Credit Agreement and each other Loan Document shall remain unamended and otherwise unmodified and in full force and effect.

5.2         Limitation of Amendments.    The amendments set forth in Article 2 shall be limited precisely as provided for herein and shall not be deemed to be a waiver of, amendment of, consent to or modification of any other term or provision of the Existing Credit Agreement or any term or provision of any other Loan Document or of any transaction or further or future action on the part of the Company which would require the consent of CoBank under the Existing Credit Agreement or any other Loan Document.

5.3         Counterparts; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement shall become effective when it shall have been executed by CoBank and when CoBank shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or email shall be as effective as delivery of a manually executed counterpart of this Agreement.

5.4         Incorporation of Existing Credit Agreement Provisions. The provisions of Article 11 of the Existing Credit Agreement shall apply to this Agreement, mutatis mutandis.

[Signature Pages Follow]

[SIGNATURE PAGE TO CREDIT AGREEMENT AMENDMENT]

IN WITNESS WHEREOF, the parties hereto, by their Authorized Officers, have executed this Agreement as of the date first set forth above.

COMPANY:

SOUTHWEST IOWA RENEWABLE ENERGY, LLC

By:	/s/ Brett L. Frevert
Name:	Brett L. Frevert
Title:	Chief Financial Officer

Notice Address for the Company:

Southwest Iowa Renewable Energy, LLC
10868 189th Street
Council Bluffs, Iowa 51503
Attention:	Brett Frevert
Fax No.:	(712) 366-0394
Email Address: Brett.Frevert@sireethanol.com

[SIGNATURE PAGE TO CREDIT AGREEMENT AMENDMENT]

IN WITNESS WHEREOF, the parties hereto, by their Authorized Officers, have executed this Agreement as of the date first set forth above.

LENDER:

FARM CREDIT SERVICES OF AMERICA, FLCA

By:	/s/ Brian Frevert
Name:	Brian Frevert
Title:	Vice President

Notice Address for the Company:

Farm Credit Services of America, FLCA
5015 S. 118th Street
Omaha, Nebraska 68137
Attention:	Agribusiness Finance
Fax No.:	(402) 661-3669
Email Address: frahmk@fcsamerica.com

[SIGNATURE PAGE TO CREDIT AGREEMENT AMENDMENT]

IN WITNESS WHEREOF, the parties hereto, by their Authorized Officers, have executed this Agreement as of the date first set forth above.

CASH MANAGEMENT PROVIDER AND AGENT:

COBANK, ACB

By:	Tom D. Houser
Name:	Tom D. Houser
Title:	Vice President

Notice Address for CoBank:

6340 S. Fiddlers Green Circle
Greenwood Village, Colorado 80111
Attention:	Credit Information Services
Fax No.:	(303) 224-6101
Email Address: CIServices@CoBank.com

[GUARANTOR’S CONSENT PAGE TO CREDIT AGREEMENT AMENDMENT]

GUARANTOR’S CONSENT

The undersigned SIRE DISC, INC., an Iowa corporation (the “Guarantor”), hereby (a) consents to this Agreement and the transactions contemplated hereby, (b) reaffirms its obligations under that certain Continuing Guarantee dated February 11, 2015 by Guarantor in favor of CoBank, for the benefit of the Lending Parties (the “Continuing Guarantee”), including, without limitation, the unconditional guarantee to CoBank, for the benefit of the Lending Parties, of the full and prompt payment of the Indebtedness (as defined in the Continuing Guarantee), whether now existing or hereafter arising, and (c) represents and warrants that (i) the Continuing Guarantee continues to constitute the legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms, (ii) there exists no Event of Default or Default and (iii) there are no, and shall not be any, defenses to or counterclaims or rights of set-off against any of CoBank’s or the Lending Parties’ rights under the Continuing Guarantee.

SIRE DISC, INC.

By:	/s/ Brett L. Frevert
Name:	Brett L. Frevert
Title:	Chief Financial Officer

EXHIBIT A

Form of First Amended and Restated Term Note

[see attached]

EXHIBIT B

Form of First Amended and Restated Revolving Term Note

[see attached]

EXHIBIT C

Form of Compliance Certificate

[see attached]